EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lindsay Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-166778 and No. 333-204621) on Form S-8 of Lindsay Corporation of our reports dated October 30, 2019, with respect to the consolidated balance sheets of Lindsay Corporation as of August 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2019, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2019, which reports appear in the August 31, 2019 annual report on Form 10‑K of Lindsay Corporation.

Our report dated October 30, 2019, on the effectiveness of internal control over financial reporting as of August 31, 2019, expresses our opinion that Lindsay Corporation did not maintain effective internal control over financial reporting as of August 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was ineffective internal control over indirect tax credits in a foreign jurisdiction. The Company’s control was not designed effectively to include evaluation of the recoverability of the credits due to ineffective risk assessment that did not identify the risk related to valuation of the tax credits.

/s/ KPMG LLP

Omaha, Nebraska
October 30, 2019